December 21, 2017

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Manager, Communications	Vice President, Investor Relations	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource applauds new federal tax reform bill
Bill supports lower costs for customers and infrastructure modernization

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) commended the comprehensive federal tax reform bill passed by Congress on Dec. 20, 2017.

“NiSource has closely monitored the tax reform legislative process, and we’re pleased that Congress crafted a bill that includes priorities important to regulated utilities and the customers we serve,” said NiSource President and CEO Joe Hamrock. “Lower tax rates mean lower costs for our customers while encouraging investments in critical energy infrastructure that benefit the communities we serve.”

NiSource is pleased that the tax reform bill includes provisions:

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Maintaining the federal income tax deduction of interest expense for regulated utilities. NiSource invests a significant amount of capital to provide safe and reliable electric and natural gas service for millions of customers, and retaining the ability to deduct the interest on debt used to finance these investments helps maintain low costs for our customers.

•	Maintaining the federal income tax deduction for state and local taxes. As a major tax payer in the areas NiSource serves, retaining this deduction reduces the impact of these taxes on customer bills.

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Providing for the continuation of normalization of the costs for long-term investments. This allows for NiSource to spread costs more evenly over the useful life of natural gas and electric systems, helping to keep customer bills more predictable.

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Keeping dividend tax rates low and on par with capital gains. NiSource also raises a significant amount of capital through equity markets, and keeping dividend rates on par with capital gains helps the company maintain a low cost of capital for our customers.

Based on the clarity provided and expected regulatory implementation of these issues under the new tax reform bill, NiSource is reaffirming its guidance of:

•	2017 non-GAAP net operating earnings guidance of $1.17 to $1.20 per share and capital investments of $1.6 to $1.7 billion.

•	2018 non-GAAP net operating earnings guidance of $1.26 to $1.32 per share and capital investments of $1.7 to $1.8 billion.

NiSource also continues to expect to grow its net operating earnings per share (non-GAAP) and dividend at 5 to 7 percent each year through 2020. The company also continues to expect to invest $1.6 to $1.8 billion in its utility infrastructure programs through 2020, and remains committed to maintaining investment grade credit ratings.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012, is a member of the Dow Jones Sustainability - North America Index and was named by Forbes magazine as the top rated utility among America’s Best Large Employers in 2017 . Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include statements and expectations regarding NiSource's business, performance, growth, commitments, investment opportunities, and planned, identified, infrastructure or utility investments. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource's debt obligations; any changes in NiSource's credit rating; NiSource's ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; any damage to NiSource's reputation; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; advances in technology; the ability of NiSource's subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc. and other matters set forth in Item 1A, "Risk Factors" section of NiSource's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other filings with the Securities and Exchange Commission. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes guidance for NiSource with respect to net operating earnings, which is a non-GAAP financial measure as defined by the SEC's Regulation G. The company discloses this measure because management believes it permits investors to view the company's performance using the same tools that management uses and to better evaluate the company's ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

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